Exhibit 10.3.2

MAXAR TECHNOLOGIES INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) between Daniel L. Jablonsky (“Executive”) and Maxar Technologies Inc. (together with any successor thereto, the “Company”, and together with Executive, the “Parties”) is entered into effective as of January 13, 2019 (the “Effective Date”).

Recitals

A.    The Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as an employee of the Company under the terms of this Agreement; and

B.    Executive desires to provide continued services to the Company on the terms provided in this Agreement.

Agreement

In consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

1.      EMPLOYMENT.

(a)     General.  The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)    Position and Duties.  Effective on the Effective Date, Executive: (i) shall serve as the Company’s President and Chief Executive Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report solely and directly to the Board; and (iii) agrees to observe and comply with all written policies and rules  of the Company, as adopted by the Company from time to time. As of the Effective Date, Executive shall serve as a member of the Board. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s President and Chief Executive Officer.  If Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service beyond that specified in this Agreement; provided, that, the Company shall indemnify Executive and provide Executive with directors’ and officers’ liability insurance for any such additional service on the same basis as provided for Executive’s service on behalf on behalf of the Company.

(c)    Performance of Executive’s Duties.  During Executive’s employment with the Company, and except for periods of illness, vacation, disability, or reasonable leaves of absence or as discussed in Section 1(e), Executive shall devote substantially all of Executive’s working time and attention to the business and affairs of the Company pursuant to the general direction of the Board.  The rights of Executive under this Agreement shall not be affected by any change in the title, duties, or capacity of Executive during Executive’s employment with the Company.

(d)    Principal Office. Executive will work principally at the Company’s headquarters located in Westminster, Colorado.

(e)     Exclusivity  Nothing in this Agreement prevents Executive from engaging in additional activities in connection with personal investments and charitable and community affairs. Executive may also serve as a member of the board of directors or board of advisors of one other organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board, which approval shall not be unreasonably withheld; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the terms of that certain Confidentiality Agreement (as defined below) or otherwise violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2.      TERM.  The term under this Agreement (the  “Term”) shall commence on the Effective Date and shall end on the date this Agreement is terminated.

3.      COMPENSATION AND RELATED MATTERS.

(a)     Base Salary.  During the Term, Executive shall receive a base salary at the rate of $700,000 per year (as may be adjusted from time to time, the “Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company.  Executive’s Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board at least annually.

(b)    Annual Bonus.  During the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at 100% of Executive’s Base Salary, on such terms and conditions determined by the Board and/or the Compensation Committee of the Board.  The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board and/or the Compensation Committee of the Board and, except as specifically otherwise provided under Section 6, will be (a) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board and/or the Compensation Committee of the Board, (b) subject to Executive’s continued employment with the Company through the date of approval of the bonus amount by the Board and/or the Compensation Committee of the Board, and (c) payable to Executive during the year following the end of the applicable calendar year at the same time as annual bonuses for other Company executives are generally paid, but in no event later than March 15th of the year following the year to which such Annual Bonus relates.  Any Annual Bonus earned during Executive’s initial year of employment under this Agreement shall not be pro-rated to reflect the partial year of service and instead shall be paid in reference to Executive’s annual Base Salary.

(c)    Benefits; Indemnification and Insurance.  During the Term, Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. Executive shall be covered under indemnification arrangements to the fullest extent permitted under applicable state law and the Company’s by-laws and shall participate in the Company’s directors’ and officers’ liability insurance policies at not less than the level provided for the Company’s other senior executive officers and directors.

(d)    Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policies and procedures as are in effect from time to time.

(e)    Vacation.  During the Term, Executive will be entitled to vacation in accordance with the Company’s vacation policy.

(f)    Legal Fees. The Company shall reimburse Executive for all legal fees and expenses reasonably incurred in connection with the negotiation of this Agreement, in an amount not to exceed $10,000, subject to Executive providing the Company with a copy of the written invoice evidencing such fees and expenses so incurred.

4.      EQUITY AWARDS.

(a)     2019 Equity Grants.  Executive’s 2019 equity awards shall have an aggregate grant value of $2,000,000; provided, that if the target grant value for other executive-level employees is reduced generally due to a lack of availability of shares under the Company’s incentive plan, the same percentage reduction shall also apply to Executive’s grant value; provided, further, that in the event of such reduction, if other executive-level employees are generally provided with a cash equivalent grant and/or future equity grants in an amount sufficient to make up for the reduction of their 2019 equity awards, Executive shall be provided with the same benefit, with such make up awards provided to Executive having substantially equivalent vesting and other terms as those provided to such other executive-level employees.  The 2019 equity awards are to be delivered in the form of service-vesting and/or performance-vesting restricted stock units and/or, if provided to other senior executives, other equity linked awards, with such terms as shall be determined by the Board and/or the Compensation Committee of the Board in its sole discretion, but consistent with the allocations and terms generally provided for other senior executives of the Company. The equity awards shall otherwise be subject to the terms of the equity incentive plan under which it is granted and an award agreement to be entered into between Executive and the Company.

(b)    Future Equity Awards. Following the Effective Date, Executive shall be eligible for such equity awards as may be determined by the Company, in its sole discretion,

commensurate with your positions as President and Chief Executive Officer and after due consideration of any factors the Compensation Committee or the Board deems appropriate, including, the share availability under the Company’s equity incentive plan, the Company’s and/or the Executive’s performance, competitive market standards and grants made to other senior executives of the Company.

5.      TERMINATION.

(a)     At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company.  If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any severance payments, benefits, award, or compensation other than as provided in this Agreement.

(b)    Notice of Termination.  During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party to the other Party specifying the Termination Date (as defined below).

(c)     Termination Date.  For purposes of this Agreement, “Termination Date” means the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.

(d)    Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6.      CONSEQUENCES OF TERMINATION.

(a)     Payments of Accrued Obligations upon all Terminations of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Termination Date (or such earlier date as may be required by applicable law): (i) any unpaid portion of Executive’s Base Salary earned through Executive’s Termination Date; (ii) any expenses owed to Executive under Section 3; (iii) any accrued but unused paid time-off owed to Executive; (iv) any Annual Bonus approved by the Board and/or the Compensation Committee of the Board on or before the Termination Date but unpaid as of the Termination Date; and (v) any amount accrued and arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements.  Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only severance payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)    Severance Payments upon Covered Termination Outside a Change in Control Period.  If, during the Term, Executive experiences a Covered Termination outside a Change in Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in the form attached as Exhibit A hereto (a “Release”) that becomes effective and irrevocable in accordance with Section 10(f), provide Executive with the following:

(i)     The Company shall pay to Executive an amount equal to 18 months of Executive’s then-current Base Salary payable, less applicable withholdings, in the form of salary continuation in regular installments over the 18 month period following the Termination Date in accordance with the Company’s normal payroll practices, with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(f).

(ii)    The Company shall pay to Executive an amount equal to 1.5 times the target Annual Bonus then in effect, payable, less applicable withholdings, in equal installments over the 18 month period following the Termination Date at the same time salary continuation is provided in Section 6(b)(i) above (the severance payments in  Section 6(b)(i) above and this Section 6(b)(ii), the “Non-CIC Severance”).  The Company shall also pay to Executive the actual Annual Bonus, if any, that Executive would have earned had Executive remained employed through the end of the calendar year in which Termination Date occurs, as determined in the discretion of the Board and/or the Compensation Committee of the Board in good faith, prorated for the portion of the calendar year completed as of the Termination Date.  If and to the extent earned, such payment shall be paid at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings, but in no event later than March 15th of the year immediately following that in which the Termination Date occurs.

(iii)  Any Company equity awards held by Executive and outstanding as of the Termination Date shall continue to vest during the 12 month period following the Termination Date in accordance with their original vesting schedules as if Executive had remained employed by the Company through such date.

(iv)   During the period commencing on the Termination Date and ending on the 18‑month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “Non-CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Termination Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases before the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A‑1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the Non-CIC COBRA Period (or remaining portion thereof).

(c)     Severance Payments upon Covered Termination During a Change in Control Period.  If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(f), provide Executive with the following:

(i)     The Company shall pay to Executive an amount equal to 2.5 times the sum of (A) Executive’s then-current Base Salary plus (B) Executive’s target Annual Bonus for the year of termination (the amounts in clauses (A) and (B), the “Change in Control Severance”).  Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable in accordance with Section 10(f) provided, that, if the Covered Termination occurs during the Three Month Period (as defined below), the amount of the Change in Control Severance equal to the Non-CIC Severance shall be paid over the same time period as the Non-CIC Severance would have been paid, and any amount of the Change in Control Severance in excess of the Non-CIC Severance shall be paid in a single lump sum cash payment as described above.

(ii)    During the period commencing on the Termination Date and ending on the 24‑month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (A)

continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Termination Date; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases before the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).

(iii)   Any unvested equity awards, including any stock options, restricted stock units and any such awards subject to performance-based vesting, held by Executive as of the Termination Date, will become fully vested, paid at the higher of actual achievement or pro-rated target, and, if applicable, exercisable, and all restrictions and rights of repurchase thereon will lapse with respect to all underlying shares of the Company’s common stock.

(d)    Severance Payments upon Termination due to Death or Disability.  If, during the Term, Executive’s employment is terminated due to death or Disability, then, in addition to the payments and benefits described in Section 6(a), the Company shall subject to Executive’s (or his estate’s, as applicable) delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(f), provide Executive (or his estate, as applicable) with the following:

(i)     Executive’s actual Annual Bonus, if any, that Executive would have earned had Executive remained employed through the end of the calendar year in which Termination Date occurs, as determined in the discretion of the Board and/or the Compensation Committee of the Board in good faith, prorated for the portion of the calendar year completed as of the Termination Date.  If and to the extent earned, such payment shall be paid at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings, but in no event later than March 15th of the year immediately following that in which the Termination Date occurs.

(ii)   Any Company equity awards held by Executive and outstanding as of the Termination Date shall continue to vest during the 12 month period following the Termination Date in accordance with their original vesting schedules as if Executive had remained employed by the Company through such date.

(e)     No Other Severance.  The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except as otherwise approved by the Board.

(f)     No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(g)    Certain Definitions. As used in this Agreement, the following terms have the following meanings:

1.      “Cause” means any one of the following: (i) Executive’s conviction of a felony or a crime involving fraud or moral turpitude; (ii) Executive’s theft, material act of dishonesty or fraud, or intentional falsification of any employment or Company records; (iii) Executive’s intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; (iv) Executive’s willful failure to follow lawful instructions of the Board; or (v) Executive’s gross negligence or willful misconduct in the performance of Executive’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.  For purposes of this definition, conduct shall not be considered “willful” unless done, or omitted to be done, not in good faith and without a reasonable belief that the conduct (or lack thereof) was in the best interests of the Company. Notwithstanding the foregoing, if a cure of the circumstances constituting Cause is reasonably possible in the circumstances, a termination shall not be deemed to be for Cause unless (x) the Company notifies Executive in writing of the circumstances constituting Cause, and (y) Executive does not reasonably cure such circumstances within 15 days after such notice is provided; provided that the Company shall not be required to give multiple notices of the same or substantially similar circumstances. Executive shall not be terminated for Cause prior to being provided an opportunity to be heard before the Board (with the right to have his counsel present).

2.      “Change in Control” means any of the following: (i) the acquisition by any person or group of affiliated or associated persons (including pursuant to consummation of a merger) of more than 50% of the outstanding capital stock of the Company or voting securities representing more than 50% of the total voting power of outstanding securities of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party;  (iii) the consummation of any merger involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately before such merger; (iv) the Incumbent Directors cease for any reason to constitute a majority of the Board; or (v) the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if: (x) its sole purpose is to change the state of the Company’s incorporation; (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (z) it is effected primarily for the purpose of financing the Company with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise). Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Change in Control Period” means the period of time commencing three months before a Change in Control (the “Three Month Period”) and ending 12 months after such Change in Control.

(ii)    “Covered Termination” means the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and does not include a termination due to Executive’s death or disability.

(iii)   “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of six (6) during any rolling twelve (12)-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

(iv)   “Good Reason” means any one of the following actions taken by the Company without Executive’s express written consent: (i)  a reduction in Executive’s Base Salary or target Annual Bonus; (ii) a material diminution in Executive’s title, duties, authorities, reporting or responsibilities from those in effect on the Effective Date (it being understood that Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution), including failure to renominate Executive to the Board upon expiration of any term of service or removal of Executive from the Board; (iii) the relocation of Executive’s primary work location to a facility or location that increases Executive’s one-way commute by more than 35 miles from Executive’s primary work location as of immediately prior to such change; (iv) a material breach of this Agreement or any Company equity award agreement ; or (v) failure of any successor to the Company to expressly agree to assume and honor the terms the terms of this Agreement, provided, that an action shall not constitute Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within 60 days of Executive’s knowledge of its initial occurrence, (2) the Company or the successor company fails to cure such condition within 30 days after receiving such  written notice (the “Cure Period”), and (3) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

(v)    “Incumbent Directors” means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect  a Change in Control as otherwise defined herein) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved.  No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

7.      ASSIGNMENT AND SUCCESSORS.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8.      MISCELLANEOUS PROVISIONS.

(a)     Confidentiality Agreement.  As a condition to the effectiveness of this Agreement, Executive will execute and deliver to the Company contemporaneously herewith the Employee Proprietary Information, Invention and Non-Competition Agreement,  attached hereto as Exhibit B. (the “Confidentiality Agreement”).  Executive agrees to abide by the terms of the Confidentiality Agreement, which are hereby incorporated by reference into this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein.  Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(b)    Governing Law.  This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without giving effect to any principles of conflicts of law, whether of the State of Colorado or any other jurisdiction, that would result in the application of the laws of any other jurisdiction, and where applicable, the laws of the United States.

(c)     Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(d)    Entire Agreement.  The terms of this Agreement, together with the Confidentiality Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company or its affiliates, including without limitation, Executive’s Employment Term Sheet with DigitalGlobe, Inc. dated October 5, 2017, and the Severance Protection Agreement between Executive and DigitalGlobe, Inc. dated December 19, 2016. The Parties further intend that this Agreement, together with the Confidentiality Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Confidentiality Agreement.  Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(e)     Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided,  however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(f)     Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved be resolved solely and exclusively by final and binding arbitration held in Denver, Colorado through JAMS in conformity with Colorado law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all fees and expenses of the arbitration proceeding.  In the event of a dispute between the Company and Executive following a Change in Control, the Company shall reimburse Executive for his attorneys’ fees and expenses if he has acted in good faith in connection with commencing or defending against such dispute process.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if Executive fails to comply with any of the obligations imposed on it under Section 8(a), and that in the event of any such failure, the Company may be irreparably damaged and may not have an adequate remedy at law.  The Company shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a), Executive shall not raise the defense that there is an adequate remedy at law.  Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8(f), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

(g)    Enforcement.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(h)    Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(i)     Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or in the Confidentiality Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.      GOLDEN PARACHUTE EXCISE TAX.

(a)    Best Pay.  Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below).  The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate (or such other rate reasonably determined by the accounting firm referenced in Section 9(b) below), net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “nonqualified deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not nonqualified deferred compensation within the meaning of Section 409A.

(b)    Accounting Firm.  The accounting firm engaged by the Company for general tax purposes as of the day before the Change in Control will perform the calculations set forth in Section 9(a).  If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within 30 days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company.  The accounting firm shall to the extent reasonable take into consideration for purposes of its calculations the value of any applicable noncompetition restrictions then imposed on Executive for purposes of determining what portion, if any, of the amounts payable to Executive constitute “reasonable compensation” under Section 280G of the Code and the regulations promulgated thereunder. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive absent manifest error.

10.    SECTION 409A.

(a)     General.  The Parties intend that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and any current or future Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Section 409A.  If the Company determines that any particular provision of this Agreement would cause Executive to incur any tax or interest under Section 409A, the Company and Executive shall take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision of this Agreement is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A.

(b)    Separation from Service.  Notwithstanding anything to the contrary in this Agreement, any compensation or benefit payable under this Agreement that constitutes “nonqualified deferred compensation” under Section 409A and is designated under this

Agreement as payable upon Executive’s termination of employment with the Company shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”).

(c)     Specified Employee.  Notwithstanding anything to the contrary in this Agreement, if the Company determines at the time of Executive’s Separation from Service that Executive is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive before the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)    Expense Reimbursements.  To the extent that any reimbursements payable under this Agreement are subject to Section 409A, any such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)     Installments.  For purposes of Section 409A, Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(f)     Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release:

(i)     the Company shall deliver the Release to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release before the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release;

(ii)    if Executive fails to execute the Release on or before the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and

(iii)   in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

For purposes of this Section 11(f), “Release Expiration Date” means the date that is 21 days following the date upon which the Company timely delivers the Release to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.

To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(f), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(f)(iii), on the first payroll period to occur in the subsequent taxable year.

11.    EMPLOYEE ACKNOWLEDGEMENT.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the company other than those contained in writing herein, and has entered into this agreement freely based on Executive’s own judgment.

(signature page follows)

The Parties have executed this Agreement on February 27, 2019.

/s/

MAXAR TECHNOLOGIES INC.

By: /s/ Biggs C. Porter
Name: Biggs C. Porter
Title: EVP, CFO

EXECUTIVE

/s/ Daniel L. Jablonsky
Daniel L. Jablonsky

[Signature page]